DISTRIBUTOR AGREEMENT

This Distributor Agreement ("Agreement") is made and entered into as of the 7th day of November, 2018, by and between FNS Brands, LLC, a Florida limited liability company ("FNS"), and Elite Products International, Inc., a Florida corporation ("Distributor") with respect to the following facts:

WHEREAS, FNS is a manufacturer of certain hair care products under the "CHEECH AND CHONG" brand and whereas FNS desires to further the sale of its products to "Brick and Mortar" locations;

WHEREAS, Distributor conducts a business which sells certain hemp-related products and is interested in becoming a distributor of FNS' hair care products;

NOW, THEREFORE, the parties hereto agree as follows:

1. Definitions

As used in this Agreement, the terms defined below shall have the following meanings;

"Authorized Reseller" shall mean a third party meeting the criteria to act as a reseller of the Products for in accordance with Section "2" of this Agreement.

"Brick and Mortar" shall mean businesses that have physical presences that you can drive to and enter, see, touch, and purchase merchandise.

"Distribute", "Distributed" or "Distribution" shall mean to sell, distribute, market, promote, stimulate interest in, solicit Orders for and provide services in connection with those activities.

"Distributor Price" shall mean the price listed in Appendix "C" of this Agreement.

"End User" shall mean the final purchasers who have acquired Products for their own use and not for resale, remarketing or redistribution.

"Order" shall mean a written Purchase Order that describes Products being purchased by Distributor.

"Order Terms" shall mean, notwithstanding any conflicting terms set forth on an Order, the terms and conditions contained in this Agreement, and in any modifications thereto as may be agreed in writing.

"Person" shall mean an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization or a Governmental Entity or any department, agency or political subdivision thereof.

"Products" shall mean the FNS products listed in Appendix "A" of this Agreement and such other FNS products as FNS and Distributor shall from time to time agree, in writing, to add to Appendix "A" of this Agreement.

"Minimum Purchase Requirements" shall be as set forth in Appendix "B" of this Agreement.

"Territory" shall mean the United States of America its protectorates and territories, as well as Federal Government installations and Israel. Expansion of the territory may occur only after written authorization from FNS and mutual consent of both parties.

"Trademarks", "Trade Names" and "Copyrights" shall mean the trademarks, trade names and copyrights licensed, owned, or controlled by FNS whether registered or arising by applicable law, and used in connection with the Products.

2. Appointment

FNS hereby grants to Distributor the exclusive right to Distribute Products to Authorized Resellers for resale through Brick and Mortar locations within the Territory. Distributor is not authorized to sell, or cause, permit or assist any Person to sell, the Products:

(i) directly to End Users within or outside of the Territory in violation of the MAP Pricing Policy set forth in Appendix "D" of this Agreement;

(ii) through any third-party marketplace or internet-based reseller such as Amazon, eBay, Sears Marketplace, JET, Google Shopping, Rakuten, Wal-Mart Marketplace, Ali-Baba, Ali-Express, and Tabao except Distributors and Authorized Resellers websites, provided Distributor and Authorized Resellers sell pursuant to MAP Pricing Policy;

(iii) to any salon, spas, barber shops, beauty supply stores or beauty supply distributors without the prior written consent of FNS;

(iv) sell any products which are considered competitive with the Products without the prior written consent of FNS.

Subject to the terms and conditions of this Agreement, Distributor may appoint Authorized Resellers to market and sell Products under this Agreement; provided that (i) the third party meets FNS' then current requirements and policies to qualify as an Authorized Reseller; (ii) Distributor has entered into a written agreement with each such third party that is at least as protective of FNS, its service providers and the Products as the terms of this Agreement, including any disclaimers and limitations of warranties and liability, rights of FNS to enforce Trademarks, Trade Names and Copyrights; (iii) the third party has agreed to the MAP Pricing Policy set forth in Appendix "D" of this Agreement. Distributor shall select third parties as Authorized Resellers that are best able to market and sell the Products in all potential markets for such Products sufficient to maximize the sales potential for the Products in the Territory with respect to each such market segment. Distributor shall be responsible for the actions of all Authorized Resellers, and such conduct shall be governed by the terms of this Agreement, as if performed by Distributor.

3. Obligations of Distributor.

Distributor's obligations under this Agreement shall, without limitation, include the following:

(i) Distributor will use its best efforts to promote Distribution of the Products and to meet the Minimum Purchase Requirements.

(ii) Distributor shall maintain adequate written procedures for warehouse control and Distribution of Products. Distributor shall maintain adequate records of shipments to Authorized Retailers for at least two (2) years or to the end of the useful life of the Products, whichever is longer. The written records shall be in such a form as to enable FNS to trace the location of all Products.

(iii) Distributor shall submit all advertising and promotional materials for the Products to FNS prior to use or distribution of such materials. In the event that FNS provides comments or suggests changes, Distributor will revise the materials accordingly.

6. Price and Payment Terms

The price payable by Distributor to FNS for any Product shall be the Distributor Price on the date of the Order for such Product as shown in Appendix "C" of this Agreement. All Orders shall be paid net cash upon delivery. FNS may, in its sole discretion, permit payment within thirty (30) days of the date of invoice in the event Distributor demonstrates sufficient creditworthiness. If payment is not received when due, the payment shall bear a late payment charge equal to 1.5% per month (or partial month) that the payment is delayed or the maximum allowable under the law, whichever is less. All Products sold, and all prices quoted by FNS are F.O.B. New Jersey or other FNS distribution locations. Distributor shall be responsible for selecting the carrier responsible for transporting the Products to Distributor's warehouse in accordance with the guidelines laid out by FNS. Distributor shall pay for all transportation costs and all costs for insuring the Product while the Product is in transit and while the Product is in Distributor's control. Title and risk of loss for the Product shall shift from FNS to Distributor when the Product is delivered to the common carrier transportation company for shipment to Distributor.

7. Warranty and Service Policy

The FNS warrants that for a period of ninety (90 days from the date of shipment to the Distributor, the Products sold shall be free from Defects, and shall conform to FNS' standard specifications for the Products in effect at the time of the shipment. If Defects occur within the warranty period, the Distributor shall notify FNS immediately and, upon confirmation by an authorized FNS sales representative, FNS' sole responsibility shall be to replace the items containing the Defects. This warranty does not apply to Defects not caused by the FNS (for example, accidents or abuse while in Distributor's possession). FNS shall not have any liability of any kind under this warranty unless the Distributor gives FNS notice of its claim within thirty (30) days after the date the Distributor knows or should know of its claim. **EXCEPT AS SET FORTH HEREIN, THERE ARE NO WARRANTIES, EXPRESS OR IMPLIED, WITH RESPECT TO THE PRODUCTS. FNS EXPRESSLY EXCLUDES AND DISCLAIMS ANY IMPLIED WARRANTY OF MERCHANTABILITY AND ANY WARRANTIES OF FITNESS FOR A PARTICULAR PURPOSE, APPLICATION OR USE. UNDER NO CIRCUMSTANCES WILL FNS BE LIABLE FOR SPECIAL, INCIDENTAL OR CONSEQUENTIAL DAMAGES, WHETHER SUCH DAMAGES ARE SOUGHT IN CONTRACT, IN TORT (INCLUDING BUT NOT LIMITED TO NEGLIGENCE AND STRICT LIABILITY) OR OTHERWISE, AND FNS' LIABILITY SHALL IN NO EVENT EXCEED THE PURCHASE PRICE OF THE PRODUCTS ON WHICH SUCH LIABILITY IS BASED.**

8. Termination

Distributor's authorization to Distribute Products shall remain in full force and effect for one (1) year from the date of this Agreement, and such authorization shall renew automatically for one-year successive terms; provided however that at any time during the initial term or any renewal term, this Agreement may be terminated as follows:

(i) By either party without cause, after sixty (60) days written notice of termination; or

(ii) By either party, upon giving notice to the other party that such other party is in breach of its obligations under this Agreement, if such other party fails to cure the breach within ten (10) days after receipt of written notice of the breach; or

(iii) By FNS, immediately and in its sole discretion, in the event of expiration, termination or FNS' receipt of notification of termination or threated breach of the License Agreement.

(iv) Upon termination by FNS, Distributor shall continue to receive commission between distributor pricing and wholesale pricing less mutually agreed upon expenses by the parties associated with the distribution and servicing of the account on Distributors clients in perpetuity.

In the event Distributor fails to meet the Minimum Purchase Requirements as set forth in this Agreement, FNS shall have the option, in its sole discretion, to either (a) terminate this Agreement pursuant to Section "8 (ii)" of this Agreement; (b) reduce the Territory size; and/or (c) sell or permit others to sell the Products within the Territory.

Upon the effective date of termination of this Agreement for whatever reason, the right of Distributor to Distribute the Products will cease, and Distributor will immediately discontinue all use of FNS' Trade Names, Trademarks and Copyrights. Distributor will return to FNS all price lists, catalogs, sales literature, manuals, advertising literature and other materials relating to the Products. Upon termination, upon mutual agreement between FNS and Distributor, FNS shall purchase, all of the Products remaining in Distributor's inventory at the FNS selling price to Distributor. If FNS decides not to purchase the remaining Inventory, Distributor may sell the inventory without limitation, restriction or subject to MAP Pricing Policy set forth in Appendix "D" of this Agreement

9. Assignment

Neither party may assign any of its rights or obligations under this Agreement without the prior written consent of the other party, which consent will not be commercially unreasonably withheld.

10. No Damages Arising from Termination

Distributor acknowledges and agrees that FNS shall be under no obligation to renew or extend this Agreement notwithstanding any Orders placed by Distributor or other actions taken by the parties prior to termination of this Agreement. Upon termination of the Agreement, neither party shall be liable to the other for any damages (whether direct, consequential, or incidental and including expenditures, loss of profits or prospective profits of any kind) sustained or ensuring out of or alleged to have been sustained or to have arisen out of, such termination.

11. Subordination

FNS represents that FNS' rights to utilize the Trademarks, Trade Names, Copyrights and any reference to terms related to "CHEECH AND CHONG" are granted pursuant to a license agreement between FNS and the owner of the Trademarks, Trade Names and Copyrights (the "License Agreement"). Further FNS represents that the License Agreement specifically sets forth the authorized use of the logos, trade dress, color scheme, website, products, packaging, icons, marketing materials and photographs (the "Specified IP") that are authorized to be utilized in connection with the "CHEECH AND CHONG" brand and Distributor may not alter the Specified IP nor utilize any logos, trade dress, color scheme, website, domain names, social media profiles and/or account names, products, packaging, icons, marketing materials or photographs not otherwise preapproved by FNS.

12. Legal Relationship; Indemnity

19. Complete Agreement

This Agreement constitutes the entire contract between FNS and Distributor. All prior or contemporaneous agreements, proposals, understandings and communications between or involving FNS and Distributor are replaced in their entirety by this Agreement, except that this Agreement shall not relieve either party from making payments which may be due and owing under any agreements or contract made prior to the date hereof. This Agreement may be amended only by a written instrument executed by authorized representatives of FNS and Distributor.

20. Counterparts

This Agreement is signed in two identical counterpart originals each of which is to be considered the original. Electronic signatures shall be deemed originals.

Elite Products International, Inc.	**FNS Brands, LLC**
By:	By: ADAM Furman

APPENDIX "A"

Products

1. WASH – Beard, Body & Hair
2. GROW Beard Oil
3. SMOOTH Beard Oil
4. WASH, GROW, SMOOTH Combo

APPENDIX "B"

Minimum Purchase Requirements

Months from Effective Date	Monthly Minimum Purchases
1 – 2	No Monthly Minimum
3 – 6	$25,000/month
7 – 12	$30,000/month
12 – 24	$36,000/month
25 – 36	$43,000/month
37 – 48	$52,000/month
49 – 60	$62,000/month
61 – 72	$75,000/month
73 – 84	$90,000/month
85 and each month thereafter	$108,000/month

APPENDIX "C"

Prices

	Item	Retail
1.	Wash – Beard, Body & Hair	$ 19.99
2.	Grow Beard Oil	$ 29.99
3.	Smooth Beard Oil	$ 24.99
4.	Wash Grow Smooth Combo	$ 64.99

APPENDIX "D"

MAP Pricing Policy

This Minimum Advertising Price Policy ("MAP Policy") shall apply to Distributor and any Authorized Resellers of the Products. FNS established this MAP Policy due to the fact that Distributor/Authorized Reseller advertising and sales practices that promote the Products primarily on the basis of price could be detrimental to Distributors and Authorized Resellers' service and support efforts and FNS' competitive position. Such activities can be harmful to the FNS brand and the brands represented by FNS, reputation and competitiveness, and allow some Distributor/Authorized Resellers to take advantage of the service and support of others. FNS believes that these practices are unfair and thus discourages such efforts.

We recognize that our success is tied to the success of our network of select distributors and resellers. We also know that many of our distributors and resellers invest significant time and resources to deliver an extraordinary customer experience. We want to protect their ability to do so, while at the same time discouraging price-based advertising that would be detrimental to our dealer's service and support efforts. As a result, FNS has unilaterally established this Minimum Advertised Price ("MAP") Policy.

2. Policy Statement

FNS, in its sole discretion, reserves the right to discontinue doing business with any Person that advertises any product(s) covered by this MAP policy at a price lower that the MAP.

3. General Guidelines

The Products covered by this policy are listed in Appendix "A" of this Agreement ("MAP Products"). FNS may in its sole discretion modify this list from time to time. FNS recognizes that distributors and resellers are free to make their own decisions to advertise and sell any FNS product at any price they choose, without consulting or advising FNS. Similarly, FNS will exercise its right to make its own decisions regarding FNS' participation in our programs, supplemental marketing materials, point-of-purchase displays, product allocation, new product availability, or future promotional, joint marketing, or sponsorship programs.

The MAP policy applies to advertised prices, not the price at which MAP Products are actually sold or offered for sale to an individual in-store or over the telephone. FNS believes in maintaining a well-regulated and fair marketplace for all its distributors and resellers.

4. Advertising Guidelines

The MAP policy applies to all advertisements of MAP Products in any and all media, including but not limited to flyers, posters, coupons, mailers, inserts, newspapers, magazines, catalogs, television, radio, and public signage, as well as internet sites, social media sites, apps, or any other electronic media. The MAP policy does not apply to solely on-premises or in-store advertising that is not distributed to customers. Website features such as "click for price," automated "bounce-back" pricing e-mails, pre-formatted e-mail responses, forms, automatic price display for any items prior to being placed in a customer's shopping cart and other similar features are considered to be communications initiated by the dealer (rather than by the customer) and thereby constitute "advertising" under this MAP policy. It shall not be a violation of this MAP policy to advertise that a customer may "call for price" or "email for price," or to use similar language, specifically with respect to FNS products, so long as no price is listed.

This MAP policy also applies to any activity which FNS determines, in its sole discretion, is designed or intended to circumvent the intent of this MAP policy, such as solicitations for "group purchases" and the like.

It shall not be a violation of this MAP policy to advertise in general that the distributor or reseller has "the lowest prices" or will match or beat its competitors' prices, or to use similar phrases; so long as the reseller does not include any advertised price below MAP and otherwise complies with this MAP policy.

From time to time, FNS may permit distributors and resellers to advertise MAP Products at prices lower than the MAP retail price. In such events, FNS reserves the right to modify or suspend the MAP retail price with respect to the affected products for a specified period of time by providing advance notice to all resellers of such changes.

From time to time, FNS may offer a direct manufacturer's rebate to customers. In such events, it shall not be a violation of this MAP policy to advertise the availability of the manufacturer's rebate, provided that:

i. the advertisement includes a MAP-compliant price, the rebate amount, and the net price after manufacturer's rebate in the same type size and style;

ii. an asterisk is placed next to the net price after manufacturer's rebate; and

iii. "after manufacturer's rebate" appears in the same area of the advertisement as the advertised product.

5. Bundling Guidelines
"Bundling" or advertising FNS products for sale together with other products will violate this MAP policy when:

i. the effective or stated price of the bundle represents a discount of greater than 15% of the MAP; or

ii. the product(s) bundled with MAP Products violate FNS's Intellectual Property rights; or

iii. the product(s) bundled with MAP Products violate the FNS Trademark & Brand Policy (https://FNS.com/legal/trademarks); or

iv. the product(s) bundled with MAP Products include words, packaging, graphics, or other indicia which may create customer confusion as to the source of the product(s); or

v. the effective or stated discount is greater than 15% of the highest priced item in the bundle.

Product(s) bundled with the MAP Products must not, without conspicuous warning, be:

i. technically incompatible; or

ii. in the case of memory storage products, be of a speed or class that is likely to result in a degradation of quality or performance of the associated MAP product(s) (http://FNS.com/support/articles/how-to-identify-your-microsd-card-class-rating); or

iii. in the case of non-memory storage products, create or encourage additional risk of damage, bodily injury, or death to the customer if used together.

Gift cards, coupons, points, or other incentives which are contingent on the purchase of a MAP product will violate this MAP policy when:

i. the effective or stated price of the bundle represents an immediate discount of greater than 15% of the MAP; or

ii. the effective or stated price of the bundle represents a discount of greater than 15% of the MAP after taking into consideration any contingent future purchase.

Rebate programs from FNS, whether on MAP Products or FNS's partners' products, are exempt from this policy.

6. Policy Enforcement

If a Person with multiple store locations violates this MAP policy at any one store location, or on any associated website, then FNS will consider this to be a violation by the dealer. FNS reserves the right to cancel any pending orders, restrict future orders, or suspend distributors and resellers' account if FNS reasonably believes:

i. a dealer has violated the provisions of this policy; or

ii. a dealer intends to violate this policy.

FNS's MAP policy Administrator is solely responsible for determining whether a violation of the MAP policy has occurred, as well as determining appropriate sanctions. Waivers to this MAP policy may be granted in FNS's sole discretion by the MAP policy Administrator in writing. FNS Sales, Marketing, or other personnel are not authorized to modify or grant exceptions to the MAP Policy. In the event that the MAP policy Administrator authorizes a waiver to the MAP policy, distributors and resellers must strictly adhere to the terms of the waiver letter. Deviation from the terms of a waiver letter is a violation of the MAP policy.

FNS reviews the advertised prices of distributors and resellers, either directly or via the use of third-party agencies or tools. Distributors and resellers are expected to provide reasonable cooperation in any FNS investigations regarding possible MAP policy violations. Hindering, obstructing, delaying, or otherwise failing to cooperate with a FNS MAP policy investigation is a violation of this MAP policy.

The MAP policy will be enforced by FNS in its sole discretion and without notice. Distributors and resellers have no right to enforce the MAP policy. Violations of this policy may result in any of the aforementioned sanctions up to and including termination of the business relationship, as well as any available remedies at law. All questions related to this MAP policy should be directed in email to adam@fnsbrands.com.